TRANSGLOBE ENERGY CORPORATION

Report in Respect of Voting Results Pursuant to Section 11.3 of
National Instrument 51-102 – Continuous Disclosure Obligations

In respect of the annual general and special meeting (the "Meeting") of the holders of common shares of TransGlobe Energy Corporation ("TransGlobe" or the "Company") held on May 10, 2018 the following sets forth a brief description of each matter voted upon at such Meeting and the outcome of the vote:

Description of Matter	Outcome of Vote	Votes For (ballots only)	Votes Against or Withheld (ballots only)
1. Ordinary resolution fixing the number of directors of TransGlobe to be elected at the Meeting at nine (9).	Approved	62.77%	37.23%
2.    Ordinary resolution electing the following nominees to serve as directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed, as more particularly described in the information circular of TransGlobe dated April 9, 2018 (the "Information Circular"):
	Approved
Robert G. Jennings		63.19%	36.81%
Ross G. Clarkson		86.15%	13.85%
Matthew Brister		98.23%	1.77%
David B. Cook		52.42%	47.58%
Fred J. Dyment		75.40%	24.60%
Randall C. Neely		98.39%	1.61%
Bob (G.R.) MacDougall		52.72%	47.28%
Susan M. MacKenzie		91.52%	8.48%
Steven W. Sinclair		98.59%	1.41%
3. Ordinary resolution appointing Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors of TransGlobe to fix their remuneration as such.	Approved	Show of hands	Show of hands

4. Advisory resolution accepting the Company's approach to executive compensation, as described in the Information Circular.	Approved	62.43%	37.57%

5. Ordinary resolution confirming proposed amendments to the by-laws of the Company to require each shareholder to notify the Company (i) if it has become or ceased to be a Significant Shareholder (as defined in the Information Circular); and (ii) of any Relevant Change (as defined in the Information Circular), as described in the Information Circular.	Approved	81.59%	18.41%

6. Special resolution amending the "Other Provisions" contained in Schedule "B" to the articles of continuance of the Company to allow the Company to hold meetings of shareholders at any place within or outside of the Province of Alberta, as described in the Information Circular.	Approved	99.20%	0.80%
Dated at Calgary, Alberta this 10th day of May, 2018.